Exhibit 10.14

FEE PER PROCEDURE AGREEMENT	No.

This Fee Per Procedure Agreement (“Agreement”) is made as of the      day of                200     by and between Sound Surgical Technologies LLC, a Colorado limited liability company (“SST” or “we” or “us”) with offices at 357 So. McCaslin Blvd., Suite 100, Louisville, CO 80027-2932, facsimile 720-294-2948, phone 303-926-8608, e-mail sstmail@soundsurgical.com and

_________________________________________________________________________________________(“User” or “you” or “your”) with offices at _____________________________________________________________________________,

facsimile no. _________________________, phone no. _________________________, e-mail _________________________.

SCHEDULE OF FEE PAYMENTS DURING THE TERM OF THIS AGREEMENT

Total No. Months: 36 [Plus one renewal of 36 months unless terminated – see Section 1.]	Base Fee: $ per month	Supplemental Fee:	$ Per Procedure in excess of procedures per month

Quarterly Reconciliation: Supplemental Fees and Base Fees will be reconciled for each 3 calendar months period (“quarter”) to achieve the result that you will not be required to pay more than $       per quarter plus $       per procedure for each procedure over (***) in the quarter. If you perform fewer than          procedures during a quarter, no credit for Base Fees paid will be carried forward to the next quarter. If you perform more than          procedures during a quarter, no credit for those Supplemental Fees will be carried forward against the next quarter’s Base Fees.

The appropriate sales, use and /or rental tax(es) will be added to your Base and Supplemental Fees.

Please read your copy of this Agreement carefully and ask us any questions you may have.

IMPORTANT: READ BEFORE SIGNING. The terms of this Agreement (including those on the reverse side, if any, and on additional pages) should be read carefully because only those terms in writing are enforceable. Terms or oral promises that are not contained in this written Agreement may not be legally enforced. You may change the terms of this Agreement only by another written agreement between you and us. You agree to comply with the terms and conditions of this Agreement. This Agreement is not cancelable. You agree that the Equipment will be used for business purposes only and not for personal, family or household purposes.

You certify that all the information given in this Agreement and your application was correct and complete when this Agreement was signed. This Agreement is not binding upon us or effective unless and until we execute this Agreement. The laws of the state of Pennsylvania will govern this Agreement. All disputes under this Agreement shall be resolved in the jurisdiction and venue of federal or state courts in Montgomery County, Pennsylvania or Denver, Jefferson or Boulder Counties, Colorado, at our sole election. You specifically waive any defense based upon an inconvenient forum, and you agree that any such county is a convenient forum to resolve all disputes under this Agreement.

USER:		ACCEPTED BY:	Sound Surgical Technologies LLC
[print name]

BY:		BY:
PRINT NAME:		PRINT NAME:
DATE:	Federal Tax ID No.	DATE:

UNCONDITIONAL GUARANTY

In consideration of SST entering into the above Agreement in reliance on this guaranty, the undersigned, together and separately, unconditionally and irrevocably guarantee to SST, its successors and assigns, the prompt payment and performance of all obligations under the Agreement. We agree that (a) this is a guaranty of payment and not of collection, and that SST can proceed directly against us without disposing of any security or seeking to collect from User, (b) we waive all defenses and notices, including those of protest, presentment, and demand, (c) SST and User may renew, extend or otherwise change the terms of the Agreement without notice to us and we will be bound by such changes, and (d) we will pay all of SST’s costs of enforcement and collection. This guaranty survives the bankruptcy of User and binds our administrators, successors, and assigns. Our obligations under this guaranty continue even if User becomes insolvent or bankrupt or is discharged from bankruptcy, and we agree not to seek to be repaid by User in the event we must pay SST. THIS GUARANTY WILL BE GOVERNED BY THE SAME STATE LAW AS THE AGREEMENT. WE AGREE TO JURISDICTION AND VENUE IN THE STATE AND FEDERAL COURTS IN THE SAME STATE AND COUNTY.

PERSONAL GUARANTY:		PERSONAL GUARANTY:

BY:		BY:
PRINT NAME:		PRINT NAME:
ADDRESS:		ADDRESS:
DATE:	Social Sec. No.	DATE:	Social Sec. No.

TERMS AND CONDITIONS

1.	AGREEMENT. Subject to the terms of this Agreement, you agree to accept the Equipment and pay the Fees provided for in this Agreement when we accept this Agreement at our office stated above. ONCE WE ACCEPT THIS AGREEMENT, YOU MAY NOT CANCEL IT DURING THE FULL AGREEMENT TERM. You agree to be bound by all the terms of this Agreement.

Term of Agreement; Renewal and Notice of Intent to Terminate. This Agreement begins on the date we deliver the Equipment to you (the “Effective Date”) and will continue through the last day of the 36th full calendar month following the month (“Acceptance Month”) in which you sign and deliver to us our Acceptance of Equipment form (attached). You agree to sign and deliver that form to us before using the Equipment for procedures other than training procedures done with our representative. By signing the Acceptance of Equipment form, you authorize the commencement of this Agreement. This Agreement will renew for an additional term of 3 years on the same terms and conditions, unless you notify us in writing at least 60 days prior to the expiration of the initial term that you do not want to renew. When you receive the Equipment, you agree to inspect it and, if contacted by us, to verify by telephone such information as we require.

2.	FEES. You agree to pay us the Base Fee and the Supplemental Fees shown in the box headed “SCHEDULE OF FEE PAYMENTS DURING THE TERM OF THIS AGREEMENT” (separately or together, “Fees”), plus applicable taxes, when each payment is due. Prior to the end of the Acceptance Month, you are not required to pay Base Fees, but you are required to pay us a fee of $(***) (deemed to be a Supplemental Fee) for each procedure you do with the Equipment. We will advise you as to (a) the due date of each Fee payment, and (b) the address to which you must send your Fee payments. Fees are due whether or not you receive an invoice from us. You will pay us any required Documentation Fee when you sign this Agreement. Restrictive endorsements on checks you send to us will not reduce your obligations to us. Unless a proper exemption certificate is provided, applicable sales and use taxes will be added to the Fees. For any payment that we do not receive by its due date, you agree to pay a late charge equal to the higher of 10% of the amount due or $25.00 (not to exceed the maximum amount permitted by law), as reasonable collection costs. We may charge you a return check or non-sufficient funds charge of $25.00 for any check that is returned by the bank for any reason (not to exceed the maximum amount permitted by law). You agree that we can, but do not have to, take on your behalf any action that you fail to take as required by this Agreement, and our expenses will be deemed additional Fees that you owe us. To the extent allowed by law, any late payment or non-payment of any past due amount will accrue interest at the lower of 18% per annum or the highest legal rate from the due date until paid. If we take legal action to collect amounts due to us under this Agreement, you agree to pay all of our costs and expenses of collection, including reasonable attorneys fees.

3.	PROCEDURES; REPORTING; AUDIT RIGHTS.

Procedure. A procedure is a single surgical event on a single patient, but may include surgical attention to multiple body sites during such single surgical event.

Reporting. You will report to us by facsimile sent to 303-926-8615 or by e-mail to sstmail@soundsurgical.com (or such other facsimile number or e-mail address that we may specify in a notice to you) each Monday the number of VASER® procedures performed, and the date and type of each such procedure, since the last report (or since the delivery of the Equipment for the first such report). We may establish a different method of reporting, and you agree to cooperate in making such reports as we reasonably may request.

Audit Rights. Upon our request our representatives may inspect your books and records at any time(s) during your regular business hours, at the place where they are kept, to verify the number of procedures performed with the Equipment. We will comply with applicable law regarding patient confidentiality in making such inspections. If such inspection determines that you have inaccurately reported the number of procedures for more than one month, we will have the right to charge you, and you agree to pay, for each unreported procedure a fee up to 3 times the Supplemental Fee specified in this Agreement, or for the cost of such inspection, or both such fee and such cost.

4.	TAXES. You are solely responsible for all taxes of any kind, including sales, use, property and other taxes imposed by any federal, state or local government on the transactions contemplated by this Agreement and on the Equipment, excluding only taxes based on our net income. You will pay us, when invoiced, all taxes (including any sales, use and personal property taxes) relating to this Agreement and the Equipment.

5.	OBLIGATION. You agree that you are unconditionally obligated to pay all fees and any other amounts due under this Agreement for the full Agreement Term even if you have temporary loss of use of the Equipment. You are not entitled to reduce or set-off against fees or other amounts due under this Agreement for any reason whatsoever. You have no right to terminate this Agreement prior to the end of the Term unless we provide you such right in writing.

6.	TRAINING AND MARKETING SUPPORT. We will provide you at no cost 1 training day for physician VASER-certification training and staff in-service training. Additional training/in-service days may be provided at a cost of $(***) per day. In addition, we will provide VASER-certified physicians and one of your staff representatives admittance to VASER user meetings. We will provide you with marketing support including a didactic CD; marketing materials as they become available from us; and the use (subject to our approval of the manner of use) of the VASER logo and “VASER-certified” label, provided that you maintain at your facility at all times at least one responsible representative who has completed required VASER certification training.

7.	YOUR RIGHTS AND OBLIGATIONS REGARDING THE EQUIPMENT.

Location. This Agreement entitles you to possess and use the Equipment at the address for you given above or at such other address(es) as we may agree in writing (“Approved Location(s)”). You shall not remove the Equipment or allow the Equipment to be removed from an Approved Location without our prior written permission, which we will not withhold unreasonably.

Use of Equipment. The VASER Amplifier may be used only by a licensed and VASER-certified physician in a surgical setting appropriate for the procedure to be performed and in compliance with all applicable laws and regulations. You are responsible for ensuring compliance with this requirement and for determining the fitness and suitability of the Equipment for any particular use, including without limitation use in surgery in general or in any surgical procedure in particular. You agree to save, indemnify and hold us harmless from any injuries to your patients treated with the Equipment, except injuries resulting directly and solely from our gross negligence or willful misconduct. You assume all risk of use or misuse of the Equipment. Should the Equipment repeatedly be used in a professionally unreasonable manner (as determined by our Director of Clinical Services), we will have the right to terminate this Agreement and remove the Equipment upon 5 days’ prior notice to you.

Purchase of Ancillary Items. You are responsible for purchasing separately all other items necessary for use of the Equipment and not supplied with it, such as Sound Surgical Skin Ports and disposables such as tubing and canisters.

Responsibility for Loss or Damage. You are responsible for any loss of or damage to the Equipment from any cause whatsoever. You agree to read and follow the instructions and advice contained in the User’s Guide(s) delivered to you with the Equipment. You will notify us immediately of any damage to or loss of any of the Equipment and of any failure of the Equipment to operate properly. In the event of loss or damage to the Equipment, you will pay us the amount we customarily charge to repair or replace the Equipment (the decision to repair or replace the Equipment is at our sole option). If you have satisfied your obligations under this Paragraph, we will forward to you any insurance proceeds that we receive for lost, damaged, or destroyed Equipment. If you are in default, we will apply any insurance proceeds we receive to reduce your obligations under this Agreement.

Insurance. You will obtain and maintain in place at your sole expense during the term of this Agreement (a) professional liability insurance and (b) comprehensive property and casualty insurance covering the Equipment against loss and damage from all usual perils in an agreed amount of US$(***) for each VASER® System. All property and casualty insurance shall be primary to any insurance carried by us and shall name us an additional insured and as loss payee with respect to loss or damage of the Equipment. You will deliver to us upon request a certificate of insurance from your carrier evidencing such coverage. If you do not provide us with evidence of such property and casualty insurance within 10 days of our request or we receive notice of policy cancellation, we may (but we are not obligated to) obtain insurance on our own interest in the Equipment at your expense. In that event, you will pay all insurance premiums and related charges and there will be no deductible. This insurance charge will be added to each of your invoices. The insurance charge includes premium, interest and/or finance charges on that premium, fees for tracking the insurance, and administrative expenses (including a fee payable to SST).

Confidentiality. You acknowledge that much of the technology embodied in the Equipment is proprietary and confidential in SST. No persons other than our authorized representatives are to open the VASER Amplifier, the VentX™ Console, the PFMS, or a VASER Fragmentation Handpiece for any purpose. There are no user-serviceable parts inside the Equipment. You will not allow anyone not regularly in your employ or who is not a medical professional who regularly assists you in medical procedures to test or use the Equipment for any purpose without our prior written consent, except that if you first notify us of your intent to do so, you may allow any licensed and VASER-certified physician to use the Equipment in providing medical care to a patient.

Access. You will grant our representatives access to the Equipment during normal business hours at our request for purposes of inspection, replacement, and field maintenance and upgrades, if any.

Return of Equipment. Upon expiration or termination of this Agreement for any reason, or if default occurs under Section 10, you will make freely available to us and allow us to take possession of all of the Equipment (without any requirement to execute any document other than a simple receipt of possession) within 15 days after the date of termination or expiration or default. You will give us written notice when the Equipment is available to us. All of the Equipment shall then be in good working condition (unless we, in our good faith judgment, determine that the fact that the Equipment is not in good working condition is not due to any fault or failure on your part or is due to a loss covered by your insurance in effect in compliance with this Agreement). If we terminate this Agreement as provided in it, or if you are in default, you will pay us $500 as the cost of our recovery and shipping of the Equipment to our address. You will pay us our customary repair or replacement charges (at our sole option) for any Equipment not returned in good working condition (subject to the exception above). NOTWITHSTANDING ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT, YOU WILL CONTINUE TO PAY FEES UNTIL THE EQUIPMENT IS RECEIVED AND ACCEPTED BY US OR UNTIL THE TENTH BUSINESS DAY AFTER YOU HAVE GIVEN US NOTICE THAT THE EQUIPMENT IS AVAILABLE TO US, WHICHEVER IS EARLIER. If you fail to make the Equipment freely available to us as provided above, you shall pay additional Fees for each month or fraction of a month after expiration, termination or default, as the case may be, equal to 150% of the Base Fees provided for in this Agreement.

8.	OWNERSHIP; NO LIENS; SECURITY INTEREST; LIMITED WARRANTY.

Ownership; No Liens; Security Interest. We retain at all times sole and exclusive ownership of all right, title and interest in and to the Equipment and the technology and inventions it embodies, except only the rights granted to you in this Agreement. We also retain sole and exclusive ownership of all modifications and upgrades to the Equipment, even if you suggest or specifically describe such modification or upgrade to us. We will affix to the Equipment a label stating that the Equipment is owned by us. You agree that you will not remove, cover or deface that label, and that you will not represent to any person or entity that you have any right, title or interest in or to the Equipment, except the right to possess and use the Equipment pursuant to this Agreement. You will not create or allow to be created by anyone (other than by us) any lien or encumbrance of any kind on the Equipment, and you agree to save, indemnify and hold us harmless from and against any loss or damage to us by any such lien or encumbrance (other than those we may create), including without limitation the reasonable costs and expenses of removing the same. You represent and warrant that this is a commercial agreement. You authorize us to insert or correct missing information on this Agreement, including your official name, serial numbers, and any other information describing the Equipment. We will send you copies of the changes. To secure all of your obligations to us under this Agreement you hereby grant us a security interest in (a) the Equipment to the extent of your interests in the Equipment, (b) anything attached or added to the Equipment at any time, (c) any money or property from the sale of the Equipment, and (d) any money from an insurance claim if the Equipment is lost or damaged. You agree that the security interest will not be affected if this Agreement is changed in any way. You hereby appoint us (or our agent) as your true and lawful attorney-in-fact to affix your signature to UCC financing statements prepared and filed on your behalf by us (or our agent) with the same force and effect as if you had signed such financing statements. If we request, you agree to sign financing statements in order for us to publicly record our security interest. This Agreement or a copy of this Agreement shall be sufficient as a financing statement and may be filed as such. All facsimile documents can also be regarded as original documents.

Limited Warranty. During the term of this Agreement, we will repair or replace the Equipment at our expense, provided that if we determine, in our sole judgment, that the Equipment failure was due to misuse, neglect or accident, or that it has been repaired, altered or tampered with in any way by any person other than our authorized representative, or that it has been used with any ultrasonic power generator, suction or irrigation system, handpiece, probe or foot switch, as the case may be, other than those provided by us for use with the Equipment, you will be responsible for our customary charges for repair or replacement, as well as all shipping and related costs. You must follow the return procedures specified in the appropriate User’s Guide. We warrant that we have good title to the Equipment delivered to you, that we have the right to license to you the technology contained in the Equipment, and that the Equipment and the technology in it do not infringe the valid intellectual property rights of any third party.

EXCLUSION OF OTHER WARRANTIES

Except for the limited warranties stated above, we make no warranty, express or implied, including without limitation any warranty of merchantability or fitness of the Equipment for any particular purpose. You are solely responsible for determining the suitability of the Equipment, singly or in combination, for any particular use or procedure.

9.	LIMITATION OF LIABILITY. Our liability for failure of the Equipment to operate correctly or at all is limited to repair or replacement of the Equipment, at our sole discretion. We will not be liable for any other losses, damages, costs or expenses resulting directly or indirectly from failure of the Equipment to operate correctly or at all. Our liability for breach of any warranty made above or for any breach of this Agreement is limited to the aggregate amount you paid to us under this Agreement, not to exceed the aggregate payments received by us in the twelve (12) months immediately preceding the breach giving rise to such liability. In no event will we be liable for indirect, incidental or consequential damages, including without limitation your loss of income or costs of postponed or canceled procedures.

10.	DEFAULT. You will be in default under this Agreement if any of the following happens: (a) we do not receive any Fees or other payment due under this Agreement within 10 days after its due date, or (b) you or any of your guarantors become insolvent, are liquidated, dissolve, merge, transfer substantially all stock or assets, stop doing business, or assign rights or property for the benefit of creditors, or (c) a petition is filed by or against you or any of your guarantors under any bankruptcy or insolvency law, or (d) (for individuals) you or any of your guarantors die, or have a guardian appointed, or (e) any representation you have made in this Agreement shall prove to be false or misleading in any material aspect, or (f) you or any of your guarantors breach the terms of any guaranty and do not correct the default within 10 days after we send you written notice of the default, or (g) you default on any other agreement between you and us (or our affiliates).

aspect, or (f) you or any of your guarantors breach the terms of any guaranty and do not correct the default within 10 days after we send you written notice of the default, or (g) you default on any other agreement between you and us (or our affiliates).

11.	REMEDIES. Upon the occurrence of default, we may, in our sole discretion, do any or all of the following: (a) provide written notice to you of default, (b) as liquidated damages for loss of a bargain and not as a penalty, declare due and payable the present value of (i) any and all amounts which may be then due and payable to you and us under this Agreement, plus (ii) all Base Fee payments remaining through the end of the Agreement Term. We have the right to require you to make the Equipment available to us for repossession during reasonable business hours or we may repossess the Equipment, so long as we do not breach the peace in doing so, or we may use legal process in compliance with applicable law pursuant to court order to have the Equipment repossessed. You will not make any claims against us or the Equipment for trespass, damage or any other reason. We will retain al of our rights against you even if we do not choose to enforce them at the time of your default.

12.	NOTICE. Notices under this Agreement shall be in writing sent by facsimile, e-mail, recognized national courier service, or U.S. Postal Service mail to the facsimile number, e-mail, or street address given for the addressee at the beginning of this Agreement. You and we may change our respective facsimile, e-mail and street addresses by notice to the other. Notices will be effective when sent in accordance with this paragraph, provided that notices sent by e-mail will be effective upon electronic delivery to the sender of a delivery receipt.

13.	YOUR REPRESENTATIONS. You state for our benefit that as of the date of this Agreement (a) you have the lawful power and authority to enter into this Agreement, (b) the individuals signing this Agreement have been duly authorized to do so on your behalf, (c) by entering into this Agreement you will not violate any law or other agreement to which you are a party, (d) you are not aware of anything that will have a material negative effect on your ability to satisfy your obligations under this Agreement, and (e) all financial information you have provided us is true and accurate and provides a good representation of your financial condition.

14.	YOUR PROMISES. In addition to the other provisions of this Agreement, you agree that during the terms of this Agreement (a) you will promptly notify us in writing if you move your principal place of business, if you change the name of your business, or if there is a change in your ownership, (b) you will provide to us such financial information as we may reasonably request from time-to-time, and (c) you will take any action we reasonably request to protect our rights to the Equipment and to meet your obligations under this Agreement.

15.	MISCELLANEOUS. This Agreement contains our entire agreement and supersedes any conflicting provision of any equipment purchase order or any other agreement. TIME IS OF THE ESSENCE IN THIS AGREEMENT. If a court finds any provision of this Agreement to be unenforceable, the remaining terms of this Agreement shall remain in effect. You authorize us (or our agent) to (a) obtain credit reports, (b) make such other credit inquiries as we may deem necessary, and (c) furnish payment history information to payment reporting agencies.

16.	ASSIGNMENT. You may not assign this Agreement without our prior written consent. We may, without notifying you, sell, assign, or transfer this Agreement, our interests in the Equipment, and/or our right to receive payments to be made under this Agreement. You agree that if we do so, our assignee will have the same rights and benefits that we now have. You agree that the rights of the new owner will not be subject to any claims, defenses, or set-offs that you may have against us. Any such assignment, sale, or transfer will not relieve us of any obligations we may have to you under this Agreement. If you are given notice of an assignment, sale or transfer, you agree to respond to any requests about this Agreement and, if directed by us, to pay the new owner all Fees and other amounts due under this Agreement.

17.	WAIVERS. WE AND YOU EACH AGREE TO WAIVE AND TO TAKE ALL REQUIRED STEPS TO WAIVE ALL RIGHTS TO A JURY TRIAL. To the extent you are permitted by applicable law, you waive all rights and remedies conferred upon a lessee by Article 2A (Sections 508-522) of the Uniform Commercial Code including, but not limited to your rights to: (a) cancel or repudiate this Agreement; (b) reject or revoke acceptance of the Equipment; (c) grant a security interest in any Equipment in your possession; and (d) in the event we assign this Agreement, recover damages against our assignee for any breach of warranty or for any other reason. To the extent you are permitted by applicable law, you waive any rights you now or later may have under any statute or otherwise which requires us to sell or otherwise use any portion of the Equipment to reduce our damages, which requires us to provide you with notice of default, intent to accelerate amounts becoming due or acceleration of amounts becoming due, or which may otherwise limit or modify any of our rights or remedies. ANY ACTION YOU TAKE AGAINST US FOR ANY DEFAULT, INCLUDING BREACH OF WARRANTY OR INDEMNITY, MUST BE STARTED WITHIN ONE (1) YEAR AFTER THE EVENT THAT CAUSED IT. We will not be liable for specific performance of this Agreement or for any losses or damages occasioned by delay or failure to deliver the Equipment.

18.	EFFECT OF TERMINATION. The provisions of Sections 2, 4, 7 (until all Equipment is returned to us), 9, 11, 12, 17 and 18 of this Agreement and any payment obligations incurred prior to the effective date of termination of this Agreement shall survive any termination of this Agreement for so long as necessary to carry out the intent of those provisions.

By signing below, you and we acknowledge your and our acceptance of and agreement with all of the terms and conditions in this Agreement.

Sound Surgical Technologies LLC
User [Print name of User]

By	By
Print Name	Print Name
Title	Title
Date	Date

Schedule I – Equipment:

VASER® Amplifier	Serial No.	VASER Probes	Quantity
VentX™ Console	Serial No.	VentX Handles/Cannulae	Quantity
Precision Fluid Management System	Serial No.	Sterilization Trays	Quantity
VASER Fragmentation Handpiece	Serial No.	Sound Surgical™ Skin Ports	Quantity
VASER Fragmentation Handpiece	Serial No.	Skin Port Tool	Quantity